                           Schedule 14C Information
                           ------------------------

                Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934
                              (Amendment No.   )


Check the appropriate box:

/ /   Preliminary Information Statement
/ /   Confidential for Use of the
      Commission Only (as permitted by
      Rule 14c-5(d)(2))
/X/   Definitive Information Statement


(Name of Registrant as Specified in Charter)

Graybar Electric Company, Inc.
------------------------------------


Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


(1)   Title of each class of securities to which transaction applies:


      -------------------------------------------------------------------------


(2)   Aggregate number of securities to which transaction applies:


      -------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):



      -------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:


      -------------------------------------------------------------------------

(5)   Total Fee Paid:


      -------------------------------------------------------------------------


/ /   Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

      -------------------------------------------------------------------------


(2)   Form, Schedule or Registration Statement No.:

      -------------------------------------------------------------------------


(3)   Filing Party:

      -------------------------------------------------------------------------


(4)   Date Filed:

      -------------------------------------------------------------------------

                        GRAYBAR ELECTRIC COMPANY, INC.
                            34 NORTH MERAMEC AVENUE
                                 P.O. BOX 7231
                           ST. LOUIS, MISSOURI 63177

                             --------------------

                             INFORMATION STATEMENT

                             --------------------


      This Information Statement is furnished to each holder of Common Stock of Graybar Electric Company, Inc. (the "Company") and each holder of a Voting Trust Certificate issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company to be held at 9:30 A.M. on June 11, 1998 at 8000 Forsyth Boulevard, Clayton, Missouri 63105.

      The record holders of Common Stock outstanding at the close of business on April 22, 1998 will be entitled to attend and to vote at the meeting. On April 22, 1998, there were outstanding 5,096,623 shares of Common Stock. Each share is entitled to one vote.

      As of April 22, 1998, 94% or 4,784,128 of the issued and outstanding shares of Common Stock of the Company were held of record in the names of C.
L. Hall, R. H. Haney, G. W. Harper, R. L. Mygrant and R. D. Offenbacher, all of 34 North Meramec Avenue, St. Louis, Missouri 63105, as Voting Trustees under a Voting Trust Agreement dated as of April 1, 1997, relating to the Common Stock of the Company. The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement but do not have the power of disposition as to such shares. Such voting power is sufficient to assure election of the persons nominated by the Board of Directors for election as directors, approval of the Common Stock Purchase Plan as described herein, and approval of any other matters brought before the meeting. The Voting Trustees have indicated as a group that they will vote the shares of Common Stock held by them in favor of the persons nominated by the Board of Directors for election as directors and for approval of the Common Stock Purchase Plan. The Voting Trust Agreement terminates on March 31, 2007, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent of the number of shares of Common Stock deposited thereunder.

      This Information Statement will be sent to holders of Common Stock and holders of Voting Trust Certificates on or about May 13, 1998.

               -------------------------------------------------
                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.
               -------------------------------------------------

                       DIRECTORS AND EXECUTIVE OFFICERS

NOMINEES FOR ELECTION AS DIRECTORS

      Fifteen directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The persons nominated by the Board of Directors for election as directors are, with the exception of W. L. King, presently directors of the Company and are named in the table below. Certain additional information concerning them is set forth in the table.

                                                                                                       NUMBER OF
                                                                                                       SHARES OF
                                                                                                         COMMON
                                                                                                         STOCK
                                                                                      YEAR IN        BENEFICIALLY
                                                                                       WHICH            OWNED ON
                                                                                      BECAME A         APRIL 22,
NAME                  AGE          BUSINESS EXPERIENCE LAST FIVE YEARS                DIRECTOR       1998<F1><F2>
----                  ---          -----------------------------------                --------       ------------
A. A. Brzoski, Jr.    61    Employed by Company in 1954, District Manager 1991          1996             8,197
                            to 1993, Vice President 1993 to present.

T. F. Dowd<F3>        54    Employed by Company in 1997, Vice President,                1997               0
                            Secretary and General Counsel September 1997 to present.
                            Partner, Bryan Cave (law firm) 1989-1997.

T. S. Gurganous       48    Employed by Company in 1973, District Manager 1990 to       1995             3,161
                            1995, District Vice President 1995 to present.

C. L. Hall            60    Employed by Company in 1959, District Manager 1981 to       1989             7,154
                            1994, Executive Vice President 1994 to 1995, President
                            1995 to present.

R. H. Haney           55    Employed by Company in 1962, District Manager 1985 to       1991             5,614
                            1995, Senior Vice President 1995 to present.

G. W. Harper          61    Employed by Company in 1957, Vice President, Operations     1990             6,024
                            1990 to present.

W. L. King            62    Employed by Company in 1958, District Manager 1989 to        --              5,525
                            1995, District Vice President 1995 to present.



                                    2

                                                                                                       NUMBER OF
                                                                                                       SHARES OF
                                                                                                         COMMON
                                                                                                         STOCK
                                                                                      YEAR IN        BENEFICIALLY
                                                                                       WHICH            OWNED ON
                                                                                      BECAME A         APRIL 22,
NAME                  AGE          BUSINESS EXPERIENCE LAST FIVE YEARS                DIRECTOR       1998<F1><F2>
----                  ---          -----------------------------------                --------       ------------
G. J. McCrea          58    Employed by Company in 1963, District Manager 1987 to       1995             4,867
                            1995, District Vice President 1995 to present.

R. D. Offenbacher     47    Employed by Company in 1968, District Manager 1990 to       1994             3,971
                            1995, District Vice President 1995 to present.

I. Orloff             58    Employed by Company in 1972, Vice President 1991 to         1990             4,716
                            1996, District Vice President 1996 to present.

R. A. Reynolds, Jr.   49    Employed by Company in 1972, Vice President 1991 to         1993             4,048
                            1994, Senior Vice President 1995 to present.

J. R. Seaton          63    Employed by Company in 1982, Comptroller 1982 to            1982             7,150
                            present, Vice President 1985 to present.

C. R. Udell           53    Employed by Company in 1965, General Manager 1991 to        1996             4,731
                            1993, Vice President 1993 to present.

J. F. Van Pelt        59    Employed by Company in 1985, Vice President, Human          1986             4,697
                            Resources 1986 to present.

J. W. Wolf            58    Employed by Company in 1962, Vice President and             1989             7,010
                            Treasurer 1989 to present.

--------------------------
<F1>  All the shares of Common Stock listed are held of record by the Voting
      Trustees under the Voting Trust Agreement dated as of April 1, 1997. No single director owned beneficially more than 1% of the outstanding Common Stock or Voting Trust Certificates except for the Voting Trustees who, as a group, possessed the voting power associated with approximately 94% of the outstanding shares of Common Stock but who possessed no power of disposition with respect to such shares.

<F2>  As of April 22, 1998, all officers and directors as a group, including those individuals listed above (32 persons), owned Voting Trust Certificates representing 128,926 shares of Common Stock (approximately 3% of the outstanding). No officer or director owns shares of Common Stock of record.


                                    3

<F3>  The Corporation retained Bryan Cave in 1997 and will do so in 1998 to render legal services in connection with specific matters.


COMMITTEES

      The Company has an Audit Committee, which met two times in 1997 and a Compensation Committee, which met 13 times in 1997. Messrs. Gurganous, McCrea, Offenbacher and Orloff are members of the Audit Committee. R. L. Mygrant, who is not standing for re-election, was a member until May 1, 1998. Generally, this Committee meets with the Company's internal auditors, corporate officers and the Company's independent auditors on matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of the Company's financial accounting and operating controls and systems and the scope of the audits of both the independent auditors and internal auditors. The Audit Committee reviews and reports to the Board of Directors on the results of such audits and its recommendations relating to financial reporting and accounting practices and policies. Messrs. Haney, Harper, Reynolds, Seaton and Van Pelt serve on the Compensation Committee which in consultation with independent compensation specialists reviews the Company's compensation policy and makes recommendations to the President with respect to program changes. The Company has no nominating committee.

BOARD AND COMMITTEE ATTENDANCE

      The Board of Directors met four times in 1997. All incumbent directors attended more than 75% of the total of all Board and committee meetings of which they were members.

DIRECTOR COMPENSATION

      Directors are paid a meeting fee of $300 for each Board meeting attended. Four meetings of the Board occur each year.

EXECUTIVE COMPENSATION

      The following table summarizes the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 1997, as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                                               SUMMARY COMPENSATION TABLE
                                                                 Annual Compensation
   Name and Principal                                ------------------------------------------       All Other<F3>
       Position                 Year                    Salary<F1>             Bonus<F1><F2>          Compensation
------------------------     ----------              ------------------------------------------    -------------------
C. L. Hall,                     1997                     306,180                 342,922                 80,413
President and Chief             1996                     278,340                 289,474                 62,434
Executive Officer               1995                     217,800                 241,942                 38,439

J. R. Seaton,                   1997                     186,386                 169,611                 45,957
Vice President                  1996                     182,290                 154,036                 41,997
                                1995                     176,700                 167,688                 41,088

R. H. Haney,                    1997                     160,666                 146,206                 38,833
Vice President                  1996                     150,282                 126,988                 33,692
                                1995                     137,500                 130,488                 24,704

R. A. Reynolds, Jr.,            1997                     160,666                 146,206                 38,833
Vice President                  1996                     150,282                 126,988                 33,692
                                1995                     137,500                 130,488                 27,847

J. W. Wolf,                     1997                     155,730                 141,715                 37,865
Vice President                  1996                     147,630                 124,748                 33,649
                                1995                     139,914                 132,780                 32,381

<F1>  Includes amounts accrued and deferred pursuant to deferred compensation agreements with certain employees who were not eligible to participate in the employee contribution portion of the Profit Sharing and Savings Plan. These agreements provide for deferral of from 2% to 10% of salary in 1995; 2% to 15% of salary in 1996, 1997 and 1998; 2% to 10%
      of bonus payments in 1995; and 2% to 25% of bonus payments in 1996, 1997 and 1998. Payment of sums deferred will generally be made in five or ten annual installments commencing on retirement or in a lump sum on termination of service other than by retirement. Interest is credited to sums deferred at the rate applicable to the fixed income account of the Profit Sharing and Savings Plan at the end of each calendar quarter.

<F2>  Bonus paid on March 15th each year under the Company's Management
      Incentive Plan with respect to services rendered during the prior year. The Company's Management Incentive Plan covers all officers of the Company and other management employees. In accordance with this Plan, each participant has a guideline incentive, ranging from 20% to 80% of base salary. This guideline is subject to a year-end adjustment based on performance against Plan goals. The adjustments are based on objective measurements, such as sales and profits, but may be varied at the discretion of the president and district vice presidents. Participants may earn a maximum of 150% of the applicable guideline.

<F3>  Profit sharing contributions accrued for the years indicated.  The profit sharing contribution for 1995 was made on December 29, 1995. The profit sharing contribution for 1996 was made on March 31, 1997 and the profit sharing contribution for 1997 was made on March 31, 1998. Contributions by the Company


                                    5

      under the Profit Sharing and Savings Plan are made at the discretion of the Board of Directors for eligible employees and, subject to certain exceptions, are made in proportion to their annual compensation. Except as otherwise provided in the Profit Sharing and Savings Plan and the related Trust Agreement, the monies held in trust thereunder are paid to employees upon termination of employment for any reason including their retirement or, in the event of their death prior to the complete distribution of their interests, are paid to their estates or designated beneficiaries. In addition, the column headed "All Other Compensation" also includes payments made to the deferred compensation accounts of the respective individuals based on contribution limitations contained in
      Section 401 and 415 of the Internal Revenue Code. In 1997, $44,910 was credited to Mr. Hall's deferred compensation account in this regard. Similarly, $15,384, $11,408, $9,694 and $10,585 were credited to the deferred compensation accounts of Messrs. Seaton, Haney, Reynolds and Wolf, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During the fiscal year ended December 31, 1997, the members of the Compensation Committee of the Board of Directors were Messrs. Haney, Harper, Reynolds, Seaton and Van Pelt, all of whom were officers and employees of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee establishes the general compensation policies of the Company and makes specific recommendations to the Board of Directors with respect to such compensation, including the chief executive officer's salary.

      The chief executive officer's salary and salary range, as well as the salaries and ranges for all other employees, including those officers identified in the Summary Compensation Table, are established in consultation with retained professional compensation consultants after consideration of data developed by the Company's Human Resources Department. The data examined includes information collected from federal and state agencies, trade associations, compensation specialists, employment consultants and marketplace observations.

      The chief executive officer's bonus, as well as bonuses for all other exempt employees including those listed in the Summary Compensation Table, are determined by reference to the Management Incentive Plan which has been an integral part of the Company's compensation practice for over twenty years. The Plan provides that employees can earn as much as 30% of salary as a bonus at the lower end of the exempt salary scale to 120% of salary as a bonus at the level of president and chief executive officer. The specific bonus level is determined by each operating unit's performance measured against objectives established at the beginning of each year. The chief executive officer's bonus, as well as the bonuses of the other officers named in the Summary Compensation Table, are determined by aggregating the performance of each operating unit and measuring this total against the aggregated objectives. Performance measures included in the Plan are a percentage of budget attainment for sales and net profit and return on sales.

/s/         R. H. Haney             J. R. Seaton
            G. W. Harper            J. F. Van Pelt
            R. A. Reynolds, Jr.

PENSION PLAN

      The Company has a qualified defined benefit pension plan covering all eligible full-time employees. Employees become fully vested after 5 years of service. Generally, employees may retire and begin receiving pensions at the age of 65, or earlier if they are at least age 60 with 20 years of credited service. Prior to January 1, 1993, employees could retire and begin receiving pensions at age 55 with 20 years or more of credited service, at age 50 with 25 years of credited service, or any age with 30 years of credited service under the plan. Employees who had completed 15 years of service on December 31, 1992 may still retire and receive their entire benefit under the pre-1993 rule, but employees who had not completed 15 years of service on December 31, 1992 can receive only the benefit accrued on December 31, 1992 under the old rule, and the benefit accrued after that date under the new rule.

      The following table sets forth annual benefits which would become payable under the Company's pension plan or supplemental benefits plan based on certain assumptions as to covered compensation and years of credited service without giving effect to any applicable Social Security offset.

                                         PENSION PLAN TABLE
                                                  Years of Service
Covered               --------------------------------------------------------------------------------
Compensation             20                25                30                35                40
------------          --------          --------          --------          --------          --------
$200,000              $ 40,000          $ 50,000          $ 60,000          $ 70,000          $ 80,000
$300,000              $ 60,000          $ 75,000          $ 90,000          $105,000          $120,000
$400,000              $ 80,000          $100,000          $120,000          $140,000          $160,000
$600,000              $120,000          $150,000          $180,000          $210,000          $240,000
$800,000              $160,000          $200,000          $240,000          $280,000          $320,000

      An employee's annual pension income is based on the employee's average covered compensation during the sixty consecutive months preceding retirement in which earnings were highest, multiplied by one percent for each year of credited service and offset by an amount which cannot exceed limitations imposed by the Internal Revenue Code. As of December 31, 1997, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: C. L. Hall - 38, J. R. Seaton - 15, R. H. Haney - 35,
R. A. Reynolds, Jr. - 25, and J. W. Wolf - 35. The amounts of salary and bonus in the Summary Compensation Table are substantially equivalent to covered compensation under the plan. To the extent that annual benefits exceed limitations imposed by the Internal Revenue Code of 1986, as amended, such benefits will be paid out of the general revenues of the Company by means of a supplemental benefits plan.

COMPANY PERFORMANCE

      The following graph shows a five-year comparison of cumulative total returns for the Company, the Standard & Poor's Composite Index of 500 Stocks and the Standard & Poor's Electrical Equipment Index. The companies included in the Electrical Equipment Index are AMP Incorporated, Emerson Electric Co., General Electric Company, General Signal Corp., Honeywell Inc., Raychem Corporation, Rockwell International Corp. and Thomas & Betts Corp. The market value of Graybar stock, in the absence of a public market, assumes continuation of the Company's practice of repurchasing offered securities at $20.00 per share.


                                [GRAPH]

===============================================================================================================
                                     1992          1993          1994          1995          1996         1997
---------------------------------------------------------------------------------------------------------------
Graybar Electric Co., Inc.         $100.00        115.55        127.48        148.97        164.34       189.89
---------------------------------------------------------------------------------------------------------------
Electrical Equipment-500           $100.00        120.65        122.06        171.29        235.24       331.52
---------------------------------------------------------------------------------------------------------------
S&P 500 Index                      $100.00        110.08        111.53        153.45        188.68       251.63
===============================================================================================================

      Assumes $100 invested on December 31, 1992 and reinvestment of dividends (including the $1.10 cash dividend paid by the Company on January 4, 1993).

                    APPROVAL OF COMMON STOCK PURCHASE PLAN

      The Board of Directors will submit to the Annual Meeting of Shareholders for shareholder approval the Common Stock Purchase Plan (the "Plan") pursuant to which the Company proposes to offer to eligible employees, including officers, of the Company the right to subscribe for up to 1,000,000 shares of Common Stock of the Company at a price of $20 per share. The offering will afford an opportunity to eligible employees of the Company to purchase shares of Common Stock in accordance with the policy formulated when the Company became an employee-owned company through acquisition by its then employees of all of its Common Stock from Western Electric Company, Incorporated. Because holders of Common Stock or

Voting Trust Certificates who are not active employees of the Company will not be entitled to participate in the Plan, with the exception of employees who retire on a pension (except a deferred pension) on or after March 31, 1998 and prior to September 30, 1998, the percentage of the outstanding shares of Common Stock of the Company beneficially owned by retired employees will decrease as a result of the Plan.

      It is presently contemplated that the subscription period under the Plan will run from October 12, 1998 to December 11, 1998. Subscribers will have the option of paying in full on or before January 22, 1999 for all shares subscribed for, or agreeing to make payments for all or a portion of the shares subscribed for in monthly installments through payroll deductions (or direct monthly payments in certain cases where subscribers are no longer on the Company's regular payroll) over a 34-month period. Shares paid for in full will be issued as of January 22, 1999. Shares paid for in installments will be issued quarterly to the extent they have been fully paid for.

      Details with respect to the terms of the offering and the number of shares for which each eligible employee of the Company is entitled to subscribe are set forth in the Plan, a copy of which is annexed to this Information Statement as Exhibit A. The Plan was unanimously approved by the Board of Directors of the Company on March 12, 1998.

      Shares of Common Stock which are subscribed for by eligible employees pursuant to the terms of the Plan will upon issuance be deposited in the Voting Trust established by the Voting Trust Agreement and Voting Trust Certificates will be issued in respect thereof, except that eligible employees who are shareholders and who have not elected to participate in the Voting Trust Agreement will receive stock certificates representing the shares for which they subscribed.

      All shares of Common Stock of the Company will be issued and held subject to all the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation of the Company, as amended, which provides, among other things, for options to the Company to repurchase shares of its Common Stock at the price at which such shares were issued, with appropriate adjustment for current dividends, in the event any holder of Common Stock shall desire to sell, transfer or otherwise dispose of any of his shares of such Common Stock, or in the event of his death or in the event of termination of his employment other than by retirement on a pension (except a deferred pension). The Voting Trust Certificates issued and to be issued under the Voting Trust Agreement provide, in substance, that every Voting Trust Certificate is issued and held upon and subject to the same terms and conditions upon which Common Stock of the Company is issued and held. Each subscriber by executing a Subscription Agreement will specifically agree to be bound by the provisions of the Restated Certificate of Incorporation and will agree that all Common Stock or Voting Trust Certificates held by such subscriber shall be subject to such provisions.

      The entire consideration to be received for the shares of Common Stock sold pursuant to the Plan is to be credited to the treasury stock account in the case of shares held in the treasury of the Company and to the common stock account in the case of unissued shares. As and when payments are made under subscriptions, they will be placed in the general funds of the Company.

      The Plan provides that no corporate action which would result in a distribution of Common Stock or other assets of the Company to its shareholders (except the payment of cash dividends or the issuance of shares of Common Stock pursuant to the installment payment method) will be taken after January 22, 1999 without first giving notice of such proposed action to subscribers who shall not then have completed their installment payments on the Common Stock for which they have subscribed. Such subscribers shall thereupon have 20 days to accelerate their payments on such Common Stock in order that they may obtain the benefits of such action. Subscribers who have not completed their installment payments have the right at any time (except during the first ten days of March, June, September and December) to pay the full amount due, and upon any such accelerated payment certificates will be issued representing the fully paid shares.

      It is anticipated that each of the nominees will acquire a beneficial interest in all or a part of the shares of the Common Stock of the Company for which he will be entitled to subscribe pursuant to the Plan. The number of shares for which each of the nominees and all nominees and officers as a group will be entitled to subscribe under the Plan will not exceed the following to any significant degree.

                               NUMBER                                                                  NUMBER
                                 OF                                                                      OF
NAME                           SHARES                       NAME                                       SHARES
----                           ------                       ----                                       ------
A. A. Brzoski, Jr.             1,080                        I. Orloff                                  1,023
T. F. Dowd                     1,224                        R. A. Reynolds, Jr.                        1,536
T. S. Gurganous                  864                        J. R. Seaton                               1,617
C. L. Hall                     2,748                        C. R. Udell                                1,056
R. H. Haney                    1,536                        J. F. Van Pelt                             1,386
G. W. Harper                   1,290                        J. W. Wolf                                 1,365
W. L. King                       984
G. J. McCrea                     894                        All directors, nominees and officers
R. D. Offenbacher                960                          as a group (31 Persons)                 33,056

      The last Common Stock Purchase Plan of the Company, in connection with which 450,402 shares of Common Stock were subscribed for, ran from October 9, 1995 to December 8, 1995. Under such plan, each of the nominees who were entitled to participate in such plan and all nominees and officers as a group who were so entitled purchased the number of shares set forth below:

                               NUMBER                                                                  NUMBER
                                 OF                                                                      OF
NAME                           SHARES                       NAME                                       SHARES
----                           ------                       ----                                       ------
A. A. Brzoski, Jr.               825                        I. Orloff                                    897
T. S. Gurganous                  618                        R. A. Reynolds, Jr.                          900
C. L. Hall                     1,278                        J. R. Seaton                               1,332
R. H. Haney                      990                        C. R. Udell                                  792
G. W. Harper                     954                        J. F. Van Pelt                             1,068
W. L. King                       750                        J. W. Wolf                                 1,023
G. J. McCrea                     723                        All directors, nominees and officers
R. D. Offenbacher                693                          as a group (30 Persons)                 22,091

      The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock is required to approve the Plan. The Voting Trustees have indicated they will vote the shares of Common Stock held by them in favor of, and thereby approve, the Plan. Upon shareholder approval, the Company and the Voting Trustees intend to file a Registration Statement with the Securities and Exchange Commission with respect to the shares of Common Stock to be offered under the Plan and the Voting Trust Certificates to be issued in respect thereof. The offering will be made pursuant to such Registration Statement, as amended, after it has been declared effective by the Commission. The expenses of the offering will be paid by the Company.

                  RELATIONSHIP WITH INDEPENDENT AUDITORS

      Ernst & Young audited the financial statements of the Company and its subsidiaries in 1997 and will be considered for reappointment by the Board of Directors in June 1998. A representative of Ernst & Young is not expected to be present at the Annual Meeting of Shareholders.

                             MISCELLANEOUS

      Effective October 1, 1997, the Company renewed insurance from the Federal Insurance Company (a member of the Chubb Group), a portion of which insures employees including directors and officers against liabilities imposed on them as a result of their employment with the Company at an annual cost to the Company through September 30, 1998 of $69,388.

      The management of the Company knows of no other matters to be brought before the meeting.

                  By Order of the Board of Directors

                            THOMAS F. DOWD
                              Secretary

May 13, 1998

      A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 1997 WILL BE MADE AVAILABLE UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

                                                            EXHIBIT A

                          COMMON STOCK PURCHASE PLAN
                         DATED AS OF OCTOBER 12, 1998
                     RELATING TO SHARES OF COMMON STOCK OF
                        GRAYBAR ELECTRIC COMPANY, INC.

                         ---------------------------

1.    EMPLOYEES ENTITLED TO SUBSCRIBE.

      Each person who on September 30, 1998 was an employee of Graybar Electric Company, Inc. (the "Company") who had been employed by the Company since March 31, 1998, and each person who on March 31, 1998 was an employee of the Company and who retired on a pension (except a deferred pension) on or after March 31, 1998 and prior to September 30, 1998, is entitled to subscribe for the number of shares of the Company's common stock, par value $1.00 per share with a stated value of $20.00 per share (the "Common Stock"), determined pursuant to Section 3, at the price of $20.00 per share. Such persons are sometimes referred to as "eligible employees" and after executing a Subscription Agreement are referred to as "subscribers"; provided, however, that the term "eligible employees" shall not be deemed to include: (a) those who receive pensions (other than persons who on March 31, 1998 were employees who retired on a pension (except a deferred pension) on or after March 31, 1998 and prior to September 30, 1998), or retainers, whether or not currently employed, (b) those who are employed solely on a contract basis or who by written agreement have released all stock subscription rights, or (c) those included in a collective bargaining unit represented by a labor organization where the agreement between the Company and the labor organization excludes such persons from subscribing for Common Stock of the Company.

2.    PERIOD FOR AND METHOD OF MAKING SUBSCRIPTION.

      Any eligible employee desiring to subscribe for shares of Common Stock shall sign a Subscription Agreement in the form approved for such purpose and file it, on or before December 11, 1998, with the Secretary at the executive offices of the Company, P.O. Box 7231, St. Louis, Missouri 63177. No subscription shall be effective and binding unless and until accepted by the Company at its executive offices. No subscription will be accepted after the close of business on December 11, 1998.

3. DETERMINATION OF NUMBER OF SHARES FOR WHICH AN ELIGIBLE EMPLOYEE IS ENTITLED TO SUBSCRIBE.

      The maximum number of shares for which an eligible employee may subscribe shall be determined as hereinafter provided:

      3.1. The Subscription Right of each eligible employee, subject to increase as provided in Section 3.2 and reduction as provided in Section 3.3, shall be one share for each $350 of his annual salary rate in effect on March 31, 1998; fractional shares resulting from this computation shall be disregarded.


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      3.2.  The number of shares determined in accordance with Section 3.1 shall, in the case of eligible employees who on March 31, 1998 were in the grade classifications listed below, be increased by the following percentages:

            3.2.1.      Eligible Employees in Grade 20 or above--200%;

            3.2.2.      Eligible Employees in Grades 17, 18 and 19--150%;

            3.2.3.      Eligible Employees in Grades 15 and 16 and Grade
                        N--125%;

            3.2.4. Eligible Employees in Grade 14 or below who are covered either by the Management Incentive Plan or the Sales Incentive Plan and Eligible Employees in Grades J, K, L and M --75%; and

            3.2.5.      All other Eligible Employees--25%.

Fractional shares resulting from the above computations shall be disregarded.

      3.3 In the event the aggregate number of shares subscribed for by all eligible employees exceeds 1,000,000, the number of shares which each eligible employee will be entitled to purchase shall be reduced to a number determined by multiplying the number of shares such eligible employee has subscribed for (but in no event more than the number to which such employee is entitled to subscribe under this Section) by a fraction, the numerator of which is 1,000,000 and the denominator of which is the aggregate number of shares subscribed for by all eligible employees. Fractional shares resulting from such computation shall be disregarded.

4.    PAYMENTS FOR ISSUANCE OF STOCK.

      Payments for shares subscribed for may be made pursuant to either or both of the following methods:

      4.1. Method A--payment in full on or before January 22, 1999 for all or a portion of the shares subscribed for, in which case the shares paid for will be issued as of January 22, 1999.

      4.2. Method B--payments in monthly installments, at the rate of $.59 for each share subscribed for and paid for under Method B in each of the 33 months commencing January 1999, and at the rate of $.53 for each such share in the 34th month, in which case the Company shall issue as of the tenth day of March, June, September and December of each year, beginning in March 1999, a share certificate to the Voting Trustees or Non-Participating Shareholders (as such terms are defined in Section 5.2), whichever is appropriate, for such number of full shares of Common Stock as have been fully paid for as of the last day of the preceding month.

            4.2.1. Payments under Method B shall be made, in the case of a subscriber on the Company's payroll, through payroll deductions authorized by the subscriber and, in the case of a subscriber


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who is no longer on the Company's payroll but whose subscription has not been cancelled in accordance with Section 5.4, through pension deductions authorized by the subscriber or monthly payments made directly by such person to the Treasurer of the Company on or before the last day of each month. Except as provided in Section 5.4, subscriptions made under Method B and the obligations of subscribers to make full payment for all shares subscribed for (including any authorization to the Company to make payroll deductions) shall be irrevocable.

            4.2.2. No interest shall be paid on amounts deducted from a participant's salary or pension or paid directly to the Treasurer under Method B.

            4.2.3. A subscriber under Method B, at his option exercised at any time except during the first ten days of March, June, September or December, may pay the balance due on all or any portion of the number of shares subscribed for pursuant to Method B, and upon such payment a share certificate shall be issued for the number of shares for which payment is so made.

5.    CONDITIONS OF SUBSCRIPTION.

      Each subscription for shares of Common Stock hereunder is expressly conditioned, among other things, upon the following terms, to all of which every subscriber by executing a Subscription Agreement agrees:

      5.1.  Right to receive stock not transferable.

      No subscriber may sell, pledge or in any manner alienate or suffer to be alienated his right to receive Voting Trust Certificates or stock certificates representing the shares of Common Stock subscribed for by him. A violation of this provision shall constitute a withdrawal by the subscriber from his Subscription Agreement, in which event the only right of the subscriber or his assignee shall be to have the Company return to the person entitled thereto the total amount paid under said Subscription Agreement. Such return shall operate as a cancellation and satisfaction of all rights under the Subscription Agreement.

      5.2.  Issuance of stock certificates and Voting Trust Certificates.

      A stock certificate or certificates representing the shares subscribed for and purchased pursuant to this Plan by subscribers who are or who, upon executing a Subscription Agreement, become parties to the Voting Trust Agreement (the "Voting Trust Agreement") dated as of April 1, 1997, relating to shares of Common Stock of the Company, shall be issued to, and deposited by the Company with, the Voting Trustees thereunder (the "Voting Trustees") in accordance with the provisions of Section 4.05 of the Voting Trust Agreement. The Voting Trustees will issue Voting Trust Certificates to such subscribers representing the number of shares subscribed for and purchased by them. Stock certificates representing the shares subscribed for and purchased pursuant to this Plan by subscribers who are shareholders prior to such subscription and who are not parties to the Voting Trust Agreement ("Non-Participating Shareholders") shall be issued and delivered directly to such subscribers.


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      5.3.  Subscribers bound by provisions in Restated Certificate of
Incorporation, as amended.

      All shares of Common Stock subscribed for shall be issued and held subject to all the terms, provisions, restrictions and qualifications set forth in the Restated Certificate of Incorporation, as amended, of the Company, which provides, among other things, that the Company has the option to repurchase outstanding shares of Common Stock at the price at which such shares were issued with appropriate adjustment for current dividends in the event any shareholder shall desire to sell, transfer or otherwise dispose of any of his shares, or in the event of his death (in which case the option is exercisable beginning one year after the date of death) or in the event of termination of his employment other than by retirement on a pension. Eligibility for or entitlement to a deferred pension under the Company's "Plan for Employees' Pensions, Disability Benefits and Death Benefits" does not constitute a retirement on a pension for purposes of this Section 5.3 or for purposes of the Restated Certificate of Incorporation. The Voting Trust Certificates issued and to be issued under the Voting Trust Agreement provide, in substance, that every Voting Trust Certificate is issued and held upon and subject to the same terms and conditions upon which shares of Common Stock are issued and held. Each subscriber by executing a Subscription Agreement specifically agrees to be bound by all provisions of this Section
5.3 and agrees that all stock certificates or Voting Trust Certificates owned by such subscriber shall be subject to such provisions.

      5.4.  Cancellation of subscription on termination of employment.

      In the event of the death of a subscriber or the termination of his employment other than by retirement on a pension (except a deferred pension) before any or all of the shares of Common Stock subscribed for by him are issued, his subscription shall be cancelled as to shares not then issued, and he or his estate shall be entitled to receive the total amount of the purchase price, if any, then held by the Company for his account for unissued shares under this Plan, without interest. Payment of such amount by the Company shall operate as a cancellation and satisfaction of all rights under his Subscription Agreement. Refund of any balance due employees who terminate service shall be made in the quarter following termination. Eligibility for or entitlement to a deferred pension under the Company's "Plan for Employees' Pensions, Disability Benefits and Death Benefits" does not constitute a retirement on a pension for purposes of this Section 5.4.

      5.5.  Determination of Board of Directors to control.

      The determination of the Board of Directors of the Company upon any question concerning the application or interpretation of any of the provisions of this Plan or of the Subscription Agreement shall be final, and no director shall incur any responsibility by reason of any error of fact or of law or of any matter or thing done or suffered or omitted to be done in connection with any such determination or interpretation or otherwise, except for his own willful misconduct.


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6.    CERTAIN CORPORATE ACTION NOT TO BE TAKEN WITHOUT NOTICE.

      The Company will not take any action after January 22, 1999 which would result in a distribution to its shareholders of shares of Common Stock or other assets (except the payment of cash dividends on shares of Common Stock or the issuance of shares of Common Stock pursuant to installment payments made under Section 4.2) without first giving notice of such proposed action to all subscribers who shall not then have paid their subscriptions in full and granting such subscribers an opportunity within such time (not to be less than 20 days) and in such manner as the Board of Directors may determine to be reasonable, to complete their payments on all shares subscribed for by them and thereby to become shareholders entitled to the benefit of and subject to such action.

7.    RIGHT OF THE COMPANY TO ISSUE AND SELL ADDITIONAL SHARES OF COMMON
      STOCK.

      Nothing in this Plan shall be construed to limit or restrict in any way the right of the Company from time to time hereafter to sell any of the shares offered pursuant to this Plan and not issued pursuant to subscriptions made hereunder or any shares that may now or hereafter be authorized or may now or hereafter be reacquired by the Company upon exercise of the repurchase option described in Section 5.3 or otherwise.


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      Set forth below is the form of the Subscription Agreement approved for use in connection with the Plan:

SUBSCRIPTION AGREEMENT

      1. I hereby subscribe to purchase ------ shares of common stock, par value $1.00 per share with a stated value of $20.00 per share (the "Common Stock"), of Graybar Electric Company, Inc., a New York corporation (the "Company"), under and pursuant to the terms and conditions stated below and of the Common Stock Purchase Plan dated as of October 12, 1998 of the Company (the "Plan"). I agree to pay $20.00 for each such share as follows:

                                                                                         NUMBER OF SHARES
                                                                                         ----------------
Method A --       Payment in full on or before January 22, 1999                          ----------------

Method B --       Payment in monthly installments.  Upon acceptance of this
                  subscription, (i) I direct that, during such time as I
                  shall be on the Company's payroll, periodic deductions
                  shall be made from my salary in accordance with the Plan
                  and applied to the purchase price of the shares subscribed for until such shares are fully paid for or until my
                  subscription is cancelled in accordance with Section 5.4
                  of the Plan; and (ii) I promise that during such time as I shall no longer be on the Company's payroll I will make
                  monthly payments either through authorized pension
                  deductions or directly to the Treasurer of the Company in
                  accordance with the Plan, to be applied to the purchase
                  price of the shares subscribed for by me, until such
                  shares are fully paid for or until my subscription is
                  cancelled in accordance with Section 5.4 of the Plan                   ----------------

                  Total shares subscribed for                                            ================


      2. I understand that the number of shares I hereby subscribe for may be reduced as provided in Section 3.3 of the Plan.

      3. If I am a party to the Voting Trust Agreement dated as of April 1, 1997 (the "Voting Trust Agreement") relating to shares of Common Stock of the Company, or if I become a party to the Voting Trust Agreement pursuant to
Section 4 of this Subscription Agreement, I agree and direct that certificates for the shares of Common Stock purchased by me pursuant hereto, when issuable pursuant to the Plan, be issued to and deposited with the Voting Trustees under the Voting Trust Agreement who will issue Voting Trust Certificates in my name for the certificates so deposited.


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      4.    This provision does not apply to subscribers who presently are parties to the Voting Trust Agreement or to subscribers who presently are shareholders of record of Common Stock and are not parties to the Voting Trust Agreement.

      (a) I hereby represent and warrant that I have received a copy of the Voting Trust Agreement, that I am familiar with its terms and provisions and that I desire to become a party to the Voting Trust Agreement and be bound thereby.

      (b) I hereby authorize J. H. Kipper or C. B. Temple as my attorney-in-fact, both with full power of substitution, to execute and deliver the Voting Trust Agreement on my behalf.

      (c) I recognize that this power of attorney constitutes an election to participate in the Voting Trust Agreement, which is given in consideration of a similar election made by other employees of the Company and is therefore irrevocable.

      5. I have read the Plan and, for the considerations stated therein and for the privilege of subscribing for such shares of Common Stock, I agree to be bound by all of the provisions of the Plan, including without limitation the provisions of Section 5 of the Plan.

      6. I request and direct that any Voting Trust Certificates or stock certificates issued in my name pursuant to this subscription be issued as follows:


                                   -----------------------------------------
                                   (PLEASE PRINT OR TYPE FIRST NAME IN FULL,
                                          MIDDLE INITIAL AND SURNAME)


                                   -----------------------------------------
                                            SIGNATURE OF SUBSCRIBER

Dated                       , 1998
      ----------------------


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                                                 ---------

                                               G R A Y B A R

                                            ELECTRIC COMPANY, INC.



                                            INFORMATION STATEMENT




                                                MAY 13, 1998


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                                 APPENDIX

     Page 8 of the printed information statement contains a Total Shareholders Returns graph. The information contained within the graph is restated in the table immediately following the graph.